Exhibit 99.2

Qualigen Therapeutics, Inc.

Unaudited Pro Forma Balance Sheet

As of March 31, 2025

(Giving Effect to the July 2025 Private Placement of Series A-3 Preferred Stock)

	For The Period Ended March 31, 2025
		Preferred Stock	Pro Forma
	As Reported	A-3	As Adjusted
ASSETS
Current assets
Cash and cash equivalents	$30,210	$4,257,938	$4,288,148
Prepaid expenses and other current assets	565,765	—	565,765
Short-term notes receivable, net of allowance for credit losses of $557,000 at March 31, 2025 and $360,000 at December 31, 2024	2,229,563	—	2,229,563
Other current assets	20,000	—	20,000
Total current assets	2,845,538	4,257,938	7,103,476
Other assets	2,000	—	2,000
Total Assets	$2,847,538	$4,257,938	$7,105,476

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,530,735	$-	$1,530,735
Accrued expenses and other current liabilities	210,104	—	210,104
Warrant liabilities	229,950	—	229,950
Promissory notes, net of premium of $157,385 at March 31, 2025 and $- at December 31, 2024	843,615	—	843,615
Total current liabilities	2,814,404	—	2,814,404
Commitments and Contingencies (Note 10)
Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 15,000,000 shares authorized; 3,021 and 6,256 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	$2,823,094	$4,257,938	$7,081,032
Preferred stock, $0.001 par value; 15,000,000 shares authorized; 3,021 and 6,256 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	—	—	—
Common stock, $0.001 par value; 225,000,000 shares authorized; 1,625,310 and 736,431 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	66,203	—	66,203
Additional paid-in capital	122,851,582	—	122,851,582
Accumulated deficit	(125,707,745)	—	(125,707,745)
Total Stockholders’ Equity	33,134	4,257,938	4,291,071
Total Liabilities & Stockholders’ Equity	$2,847,538	$4,257,938	$7,105,475